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Exhibit 99.1

For Immediate Release

For Information Contact:
Reid Simpson Chief Financial Officer 312.706.1706 reids@eCollege.com	Kristi Emerson Public Relations Manager 303.915.9574 kristie@eCollege.com

eCollege® Completes $10 Million Debt Prepayment

        DENVER—January 5, 2005—eCollege® [Nasdaq: ECLG], a leading provider of value-added information services to the post-secondary education industry, today announced it has prepaid $10 million of debt as of December 31, 2004, reducing its long term debt to approximately $23 million.

        The Company elected to prepay $10 million of seller notes issued in connection with the October 2003 acquisition of Datamark, Inc. by completely retiring a $7 million seller note and paying $3 million of a $5 million seller note. The prepayment, which included $1.2 million of accrued interest in addition to the $10 million of principal, will result in a one time, non-cash interest charge of $2.5 million, or 11 cents per share (assuming approximately 22 million fully diluted shares), in the fourth quarter of 2004, associated with unamortized discount originally recorded at the time of issuance of the notes. The prepayment of the notes will reduce the Company's interest charges in 2005 by approximately $1.4 million, or 6 cents per share (assuming approximately 22 million fully diluted shares), which consists of approximately $1 million of cash interest savings and $400 thousand of non-cash interest savings.

        "We are very pleased to be able to prepay a significant portion of the debt resulting from the Datamark transaction," said Oakleigh Thorne, chairman and CEO of eCollege. "Consistent with our original objectives, this prepayment demonstrates the business success and strong cash flow of the combined enterprise."

About eCollege

        eCollege [Nasdaq: ECLG] is a leading provider of value-added information services to the post-secondary and K-12 education industries. The Company's eLearning Division designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country. The Company's Enrollment Division, Datamark, Inc., helps institutions build new enrollments and increase student retention. Customers include publicly traded for-profit institutions, community colleges, public and private universities, school districts, and state departments of education. eCollege was founded in 1996 and is headquartered in Denver. Datamark was founded in 1987 and is headquartered in Salt Lake City. For more information, visit www.eCollege.com and www.Datamark.com.

        eCollege is a registered trademark of eCollege.

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eCollege® Completes $10 Million Debt Prepayment